

<ARTICLE>                     5
<LEGEND>
The schedule contains summaru financial information extracted from the balance sheet and statement of income and is qualified in its entirety by reference to such financial statements.
</LEGEND>
<CIK>                         0000832091
<NAME>                        Krupp Insured Plus-III Limited Partnership

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                              Dec-31-1998
<PERIOD-END>                                   Dec-31-1998
<CASH>                                         6,845,229
<SECURITIES>                                   86,095,671<F1>
<RECEIVABLES>                                  588,019
<ALLOWANCES>                                   0
<INVENTORY>                                    0
<CURRENT-ASSETS>                               1,771,762<F2>
<PP&E>                                         0
<DEPRECIATION>                                 0
<TOTAL-ASSETS>                                 95,300,681
<CURRENT-LIABILITIES>                          161,439
<BONDS>                                        0
<PREFERRED-MANDATORY>                          0
<PREFERRED>                                    0
<COMMON>                                       94,811,753<F3>
<OTHER-SE>                                     327,489<F4>
<TOTAL-LIABILITY-AND-EQUITY>                   95,300,681
<SALES>                                        0
<TOTAL-REVENUES>                               10,782,454<F5>
<CGS>                                          0
<TOTAL-COSTS>                                  0
<OTHER-EXPENSES>                               3,069,131<F6>
<LOSS-PROVISION>                               0
<INTEREST-EXPENSE>                             0
<INCOME-PRETAX>                                7,713,323
<INCOME-TAX>                                   0
<INCOME-CONTINUING>                            7,713,323
<DISCONTINUED>                                 0
<EXTRAORDINARY>                                0
<CHANGES>                                      0
<NET-INCOME>                                   7,713,323
<EPS-PRIMARY>                                  0<F7>
<EPS-DILUTED>                                  0<F7>

<F1>Includes Participating  Insured Mortgages ("PIMs") of  $70,497,441  and
Mortgage-Backed  Securities  ("MBS") of $15,598,230.
<F2>Includes  prepaid  acquisition  fees and expenses of $5,639,261 net of accumulated amortization of $4,339,027 and prepaid participation servicing fees of $1,788,866 net of accumulated amortization of $1,317,338.
<F3>Represents  total equity of General Partners and Limited Partners.  General
  Partners deficit of ($157,989) and Limited Partners equity of $94,969,742.
<F4>Unrealized gain on MBS.
<F5>Represents interest income on investments in mortgages and cash.
<F6>Includes $2,064,507 of amortization of prepaid fees and expenses.
<F7>Net income allocated $231,400 to the General Partners and $7,481,923 to the
Limited Partners. Average net income per Limited Partner interest is $.59 on 12,770,261 Limited Partner interests outstanding.


